Exhibit-99.1

FOR IMMEDIATE RELEASE

Contact: Joseph C. O’Neill, Jr.,

EVP/ Chief Financial Officer

(267) 280-4000

HV Bancorp, Inc. Announces Common Stock Repurchase Program

Doylestown, Pennsylvania-February 23, 2021. HV Bancorp, Inc. (the “Company”) (Nasdaq Capital Market: HVBC), the holding company of Huntingdon Valley Bank (the “Bank”) announced today that the Board of Directors approved a plan to repurchase, in open market and privately negotiated transactions, up to 100,000 shares of the Company’s outstanding common stock, which may be adjusted for future stock dividends, stock splits or other similar transactions. This repurchase plan will supplement the previously announced repurchase plan which is nearly complete. The Company believes the repurchase of its stock may increase the return on equity and the net income per share of the remaining outstanding shares of common stock and enhance long-term shareholder value. The purchases are funded with liquidity based on capital levels in excess of regulatory requirements. These stock repurchases are not expected to have a material impact on capital levels due to the consistent nature of the buyback plans. The specific prices, numbers of shares and timing of purchase transactions will be determined by the Company from time to time in its sole discretion.

About HV Bancorp, Inc.

HV Bancorp, Inc. (Nasdaq Capital Market: HVBC) is a bank holding company headquartered in Doylestown, PA. Through its wholly-owned subsidiary Huntingdon Valley Bank, we primarily serve communities located in Montgomery, Bucks and Philadelphia Counties in Pennsylvania and New Castle County in Delaware, and Burlington County in New Jersey from our executive office, six full service bank offices and one limited service office. We also operate four loan production offices in our geographical footprint.

Forward-Looking Statements

Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Such forward-looking statements are subject to risk and uncertainties described in our SEC filings, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, the negative impact of severe wide-ranging and continuing disruptions caused by the spread of coronavirus COVID-19 on current operations, customers and the economy in general, changes in interest rate environment, increases in nonperforming loans, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or event.